TYSON FIRST QUARTER ADJUSTED OPERATING INCOME UP 37%
STRONG CASH FLOWS USED TO REDUCE DEBT $650 MILLION

Springdale, Arkansas – January 30, 2015 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2015	2014
Sales	$10,817	$8,761
Operating Income	509	412

Net Income	310	252
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(2)
Net Income Attributable to Tyson	$309	$254

Adjusted¹ Operating Income	$564	$412

Net Income Per Share Attributable to Tyson	$0.74	$0.72
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.77	$0.72
¹Adjusted Operating Income and Adjusted Net Income Per Share Attributable to Tyson are explained and reconciled to comparable GAAP measure at the end of this release
First Quarter Highlights

•	Record sales of $10.8 billion, an increase of 23% over first quarter of prior year

•	Record adjusted operating income up 37% to $564 million

•	Adjusted EPS up 7% to $0.77 compared to $0.72 in first quarter of prior year

•	Reduced total debt by $650 million during the first quarter

•	Overall adjusted operating margin was 5.2%

•	Chicken segment operating margins of 12.6% in first quarter

•	Captured $60 million in synergies during the first quarter

“Tyson’s fiscal year is off to a great start with our first full quarter as a combined company producing record sales and adjusted operating income,” said Donnie Smith, president and chief executive officer of Tyson Foods. “We used our strong cash flows to pay down debt by $650 million in the quarter.
“We achieved $60 million in synergies in the first quarter, and we are confident we will exceed the $225 million synergy target for this fiscal year. We also reiterate our guidance of adjusted earnings in the range of $3.30-3.40 per share based on the strength of our diversified and balanced business model.
“We are proceeding with the integration of Hillshire Brands. I want to thank our team members for their ability to quickly focus on the business as we brought the two companies together. The first quarter was a crucial time, and the team handled it well. Their efforts will be vital to our success going forward, and I don’t think Tyson Foods could be in a better position. We’ve set ourselves up for another record year, and we are building momentum that will take us into fiscal 2016.”

SEGMENT RESULTS (in millions)

Sales
(for the first quarter ended December 27, 2014, and December 28, 2013)
	First Quarter
			Volume	Avg. Price
	2015	2014	Change	Change
Chicken	$2,780	$2,656	3.1%	1.5%
Beef	4,391	3,734	(2.7)%	20.9%
Pork	1,540	1,424	1.1%	7.0%
Prepared Foods	2,133	907	89.5%	24.1%
International	305	327	(3.8)%	(2.9)%
Other	—	—	n/a	n/a
Intersegment Sales	(332)	(287)	n/a	n/a
Total	$10,817	$8,761	7.7%	14.7%

Operating Income (Loss)
(for the first quarter ended December 27, 2014, and December 28, 2013)
	First Quarter
			Operating Margin
	2015	2014	2015	2014
Chicken	$351	$253	12.6%	9.5%
Beef	(6)	58	(0.1)%	1.6%
Pork	122	121	7.9%	8.5%
Prepared Foods	71	16	3.3%	1.8%
International	(14)	(28)	(4.6)%	(8.6)%
Other	(15)	(8)	n/a	n/a
Total	$509	$412	4.7%	4.7%
Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. All periods presented have been reclassified to reflect this change.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the first quarter ended December 27, 2014, and December 28, 2013)
	First Quarter
			Adjusted Operating Margin
	2015	2014	2015	2014
Chicken	$351	$253	12.6%	9.5%
Beef	(6)	58	(0.1)%	1.6%
Pork	122	121	7.9%	8.5%
Prepared Foods	111	16	5.2%	1.8%
International	(14)	(28)	(4.6)%	(8.6)%
Other	—	(8)	n/a	n/a
Total	$564	$412	5.2%	4.7%

Adjustments to Segments for the first quarter of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $36 million of ongoing costs related to a legacy Hillshire Brands plant fire.

◦	Increase of $4 million related to merger and acquisition costs.

•	Other adjusted operating income increased by $15 million related to merger and integration costs.
Adjusted operating income and adjusted operating margin are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
Summary of Segment Results

•
Chicken - Sales volume grew as a result of stronger demand for chicken products. Average sales price increased as a result of market conditions and sales mix changes. Operating income increased due to higher average sales price and volumes in addition to lower feed ingredient costs which decreased $110 million during the first quarter of fiscal 2015.

•
Beef - Sales volume decreased due to a reduction in live cattle processed. Average sales price increased due to lower domestic availability of beef products. Operating income decreased due to higher fed cattle costs and periods of reduced consumption of beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased operating costs.

•
Pork - Increased demand for our pork products drove higher average sales price and sales volume. Additionally, our average sales price increased due to lower total hog supplies which resulted in higher input costs. Operating income remained strong as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Sales volume increased primarily due to incremental volumes from the acquisition of Hillshire Brands as well as improved demand for our prepared foods products. Average sales price increased due to price increases associated with better product mix which was positively impacted by the acquisition of Hillshire Brands, as well as increased prices associated with higher input costs. Despite incurring $10 million of higher raw material costs related to our legacy Prepared Foods business along with $40 million of ongoing costs related to a legacy Hillshire Brands plant fire and merger and acquisition costs, operating income improved due to an increase in sales volume and average sales price mainly attributed to Hillshire Brands. Additionally, Prepared Foods operating income was positively impacted by $55 million related to profit improvement initiatives and Hillshire Brands synergies.

•
International - Sales volume decreased due to the sale of the Brazil operation during the first quarter of fiscal 2015. Average sales price decreased due to supply imbalances associated with weak demand in China. Operating loss improved due to the sale of the Brazil operation and better market conditions in Mexico.

Outlook
In fiscal 2015, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2014 levels. Grain supplies are expected to increase in fiscal 2015, which should result in lower input costs as well as decreased costs for cattle and hog producers. The following is a summary outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases. Our accounting cycle results in a 53-week year in fiscal 2015 as compared to a 52-week year in fiscal 2014. Accordingly, the outlook is based on a 52-week year.

•
Chicken – Current USDA data shows an increase in chicken production of 3% in fiscal 2015. More recent data indicates a greater increase in supply; however, we believe demand will more than keep pace with the supply change. Based on current futures prices, we expect lower feed costs in fiscal 2015 compared to fiscal 2014 of approximately $400 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Based on the strong demand forecast and anticipated favorable pricing environment, we now believe our Chicken segment's operating margin will be above 11% for the remainder of fiscal 2015.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 4-5% in fiscal 2015 as compared to fiscal 2014. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2015, we believe our Beef segment's profitability will be slightly below fiscal 2014.

•
Pork – We expect industry hog supplies to increase around 2-3% in fiscal 2015 compared to fiscal 2014. For fiscal 2015, we believe our Pork segment's operating margin will be in its normalized range of 6-8%.

•
Prepared Foods – We are proceeding with the integration of Hillshire Brands. In fiscal 2015, we expect to realize in excess of $225 million of synergies from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business, with the majority to be realized in our Prepared Foods segment. Also, we believe our improved brand portfolio and innovation pipeline will partially offset expected input cost inflation. We expect our fiscal 2015 operating margin will be in excess of 6%, and the long-term operating margin for this business should be between 10-12%.

•
International – We expect to complete the sale of our Mexico chicken production operation in the second quarter of fiscal 2015. As a result, we expect our International revenues in fiscal 2015 to decrease by approximately $600-650 million as compared to fiscal 2014. Excluding any gain associated with the sale of our Mexico operations, we expect the International segment's adjusted operating loss to improve by approximately $35 million in fiscal 2015.

•	Sales – We expect fiscal 2015 sales to approximate $42 billion as we integrate Hillshire Brands and continue to accelerate growth in domestic value-added chicken sales and Prepared Food sales.

•	Capital Expenditures – We expect fiscal 2015 capital expenditures to be approximately $900 million.

•	Net Interest Expense – We expect fiscal 2015 net interest expense to be approximately $280 million.

•	Liquidity – We expect total liquidity, which was $1.6 billion at December 27, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We currently plan to repurchase a number of shares equivalent to the dilution expected to be realized from the current fiscal year grant under our stock-based compensation programs.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 27, 2014	December 28, 2013
Sales	$10,817	$8,761
Cost of Sales	9,861	8,076
Gross Profit	956	685

Selling, General and Administrative	447	273
Operating Income	509	412
Other (Income) Expense:
Interest income	(2)	(2)
Interest expense	77	28
Other, net	(1)	3
Total Other (Income) Expense	74	29
Income before Income Taxes	435	383
Income Tax Expense	125	131
Net Income	310	252
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(2)
Net Income Attributable to Tyson	$309	$254
Weighted Average Shares Outstanding:
Class A Basic	336	271
Class B Basic	70	70
Diluted	416	354
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.77	$0.76
Class B Basic	$0.71	$0.68
Diluted	$0.74	$0.72
Dividends Declared Per Share:
Class A	$0.125	$0.100
Class B	$0.113	$0.090

Sales Growth	23.5%
Margins: (Percent of Sales)
Gross Profit	8.8%	7.8%
Operating Income	4.7%	4.7%
Net Income Attributable to Tyson	2.9%	2.9%
Effective Tax Rate	28.8%	34.3%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 27, 2014	September 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$381	$438
Accounts receivable, net	1,777	1,684
Inventories	3,192	3,274
Other current assets	375	379
Assets held for sale	213	446
Total Current Assets	5,938	6,221
Net Property, Plant and Equipment	5,211	5,130
Goodwill	6,700	6,706
Intangible Assets, net	5,246	5,276
Other Assets	663	623
Total Assets	$23,758	$23,956

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$596	$643
Accounts payable	2,147	1,806
Other current liabilities	1,157	1,207
Liabilities held for sale	54	141
Total Current Liabilities	3,954	3,797
Long-Term Debt	6,931	7,535
Deferred Income Taxes	2,473	2,450
Other Liabilities	1,263	1,270

Total Tyson Shareholders’ Equity	9,123	8,890
Noncontrolling Interests	14	14
Total Shareholders’ Equity	9,137	8,904

Total Liabilities and Shareholders’ Equity	$23,758	$23,956

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 27, 2014	December 28, 2013
Cash Flows From Operating Activities:
Net income	$310	$252
Depreciation and amortization	175	127
Deferred income taxes	11	(15)
Convertible debt discount	—	(92)
Other, net	6	22
Net changes in other working capital	310	67
Cash Provided by Operating Activities	812	361

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(231)	(140)
Purchases of marketable securities	(10)	(10)
Proceeds from sale of marketable securities	7	9
Proceeds from sale of businesses	142	—
Other, net	3	(3)
Cash Used for Investing Activities	(89)	(144)

Cash Flows From Financing Activities:
Payments on debt	(668)	(379)
Proceeds from issuance of long-term debt	—	6
Purchases of Tyson Class A common stock	(91)	(159)
Dividends	(37)	(25)
Stock options exercised	16	12
Other, net	5	5
Cash Used for Financing Activities	(775)	(540)

Effect of Exchange Rate Changes on Cash	(5)	3

Decrease in Cash and Cash Equivalents	(57)	(320)
Cash and Cash Equivalents at Beginning of Year	438	1,145
Cash and Cash Equivalents at End of Period	$381	$825

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended	Twelve Months Ended
	December 27, 2014	December 28, 2013	September 27, 2014	December 27, 2014

Net income	$310	$252	$856	$914
Less: Interest income	(2)	(2)	(7)	(7)
Add: Interest expense	77	28	132	181
Add: Income tax expense	125	131	396	390
Add: Depreciation	148	120	494	522
Add: Amortization (a)	23	4	26	45
EBITDA	$681	$533	$1,897	$2,045

Adjustments to EBITDA:
Add: Ongoing costs related to a legacy Hillshire Brands plant fire	36	—	12	48
Add: Merger and integration costs	19	—	197	216
Add: Brazil impairment	—	—	42	42
Add: Hillshire Brands purchase price accounting adjustments	—	—	19	19
Total Adjusted EBITDA	$736	$533	$2,167	$2,370

Pro forma Adjustments to EBITDA:
Add: Hillshire Brands adjusted EBITDA (prior to acquisition) (b)			422	274
Total Pro forma Adjusted EBITDA			$2,589	$2,644

Total gross debt			$8,178	$7,527
Less: Cash and cash equivalents			(438)	(381)
Less: Short-term investments			(1)	(2)
Total net debt			$7,739	$7,144

Ratio Calculations:
Gross debt/EBITDA			4.3x	3.7x
Net debt/EBITDA			4.1x	3.5x

Gross debt/Adjusted EBITDA			3.8x	3.2x
Net debt/Adjusted EBITDA			3.6x	3.0x

Gross debt/Pro forma Adjusted EBITDA			3.2x	2.8x
Net debt/Pro forma Adjusted EBITDA			3.0x	2.7x

(a)
Excludes the amortization of debt discount expense of $4 million and $3 million for the three months ended December 27, 2014, and December 28, 2013, respectively, $10 million for the fiscal year ended September 27, 2014, and $11 million for twelve months ended December 27, 2014, as it is included in Interest expense.

(b)
Represents Hillshire Brands adjusted EBITDA, prior to our acquisition, for the eleven months and eight months ended August 28, 2014, respectively. These amounts are added to our Adjusted EBITDA for the fiscal year ended September 27, 2014 and the twelve months ended December 27, 2014, in order for Net debt to Adjusted EBITDA to include a full twelve months of Hillshire Brands results on a pro forma basis for each of the periods presented. The pro forma adjusted EBITDA was derived from Hillshire Brand’s historical financial statements for the periods ended March 29, 2014 and June 28, 2014 as filed with the Securities and Exchange Commission, as well as amounts for the two months ended August 28, 2014, prior to the closing of the acquisition. These amounts were adjusted to remove the impact of deal costs related to Pinnacle Foods, Inc. and Tyson Foods, Inc. transactions, Storm Lake fire, and severance costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with Hillshire Brands results included for the periods presented given the significance of the acquisition to our overall results.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	First Quarter
	Impact
	Pre-Tax	Net Income	2015	2014

Reported net income per share attributable to Tyson			$0.74	$0.72

Add: Ongoing costs related to a legacy Hillshire Brands plant fire	$36	$23	0.06	—

Add: Merger and integration costs	$19	$13	0.03	—

Less: Recognition of previously unrecognized tax benefit	$—	$(26)	(0.06)	—

Adjusted net income per share attributable to Tyson			$0.77	$0.72
Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	First Quarter
	2015	2014

Reported operating income	$509	$412

Add: Ongoing costs related to a legacy Hillshire Brands plant fire	36	—

Add: Merger and integration costs	19	—

Adjusted operating income	$564	$412

Adjusted operating income is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhance understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest producers of chicken, beef, pork and prepared foods that include leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee® frozen bakery, Ball Park®, Wright®, Aidells® and State Fair®. The company was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. Tyson Foods provides a wide variety of protein-based and prepared foods products and is the recognized market leader in the retail and foodservice markets it serves, supplying customers throughout the United States and approximately 130 countries. At September 27, 2014, it had approximately 124,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Friday, January 30, 2015. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through March 2, 2015 at 866-351-9585. International callers may access the replay at 203-369-0069. The replay passcode is 54816. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemic or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 27, 2014.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235